Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Altice USA, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-232059, No. 333-228907 and No. 333-222170) on Forms S-3ASR and S-8 of Altice USA, Inc. of our reports dated February 14, 2020, with respect to the consolidated balance sheets of Altice USA, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ending December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the Form 10-K filed by the Company on February 14, 2020.

Our report on the consolidated financial statements of the Company contains an emphasis of matter paragraph that states that as discussed in Note 3, the Company adopted ASC 842 — Leases as of January 1, 2019.

/s/ KPMG LLP
New York, New York
February 14, 2020